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                                                                    Exhibit 99.1

                             COMPLIANCE CERTIFICATE

     This Compliance Certificate is furnished pursuant to Section 4.10 of the Sale and Servicing Agreement (the "Agreement") dated as of November 7, 2003, by and among the Registrant, Hyundai Motor Finance Company, as seller and servicer (the "Servicer"), Hyundai ABS Funding Corporation, as depositor, and Wells Fargo Bank Minnesota, National Association, as indenture trustee. The undersigned hereby certifies that:

1) I am a duly authorized officer of the Servicer.

2) I have made, or have caused to be made under my supervision, a review of the activities of the Servicer from November 7, 2003 through December 31, 2003 (the "Relevant Period") and of the Servicer's performance of its obligations under the Agreement during the Relevant Period.

3) Based on such review, the Servicer has, to the best of my knowledge, fulfilled all of its obligations under the Agreement throughout the Relevant Period.

IN WITNESS WHEREOF, I have duly executed this Compliance Certificate this 30th day of March, 2004.

                                        HYUNDAI MOTOR FINANCE COMPANY, as
                                        Servicer


                                        By:  /s/ David A. Hoeller
                                            ------------------------------------
                                        Name:  David A. Hoeller
                                        Title: Vice President, Finance